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                                                                  EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated September 19, 1997, except for the third paragraph of Note 18, as to which the date is October 20, 1997, with respect to the financial statements and schedule of Let's Talk Cellular & Wireless, Inc. as of July 31, 1996 and 1997 and for the years then ended, in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-34595) and related Prospectus of Let's Talk Cellular & Wireless, Inc. for the registration of 3,000,000 shares of its Common Stock.


                                            /s/  ERNST & YOUNG LLP



Miami, Florida
November 17, 1997